As Filed with the Securities and Exchange Commission on February 17, 2004.

REGISTRATION NO. 333-______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FUELCELL ENERGY, INC.
(Exact Name of Registrant as Specified in Its Charter)
Delaware	06-0853042
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

3 Great Pasture Road Danbury, Connecticut 06813 (203) 825-6000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Jerry D. Leitman President FuelCell Energy, Inc. 3 Great Pasture Road Danbury, Connecticut 06813 (203) 825-6000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of All Communications to:

 Richard A. Krantz, Esq.
Robinson & Cole LLP
695 East Main Street
Stamford, Connecticut  06904
(203) 462-7500

Approximate Date of Commencement of Proposed Sale to the Public:
 From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Debt Securities
Preferred Stock, $0.01 par value(4)
Common Stock, $0.0001 par value(5)	$100,000,000 (1)(2)	100%(1)(2)(3)	$100,000,000 (1)(2)(3)	$12,670

(1)           This Registration Statement registers such indeterminate number of shares of Common Stock and Preferred Stock of the Registrant, and such indeterminate principal amount of Debt Securities of the Registrant, as shall have an aggregate initial offering price not to exceed $100,000,000.  Any offering of Debt Securities by the Registrant denominated other than in U.S. dollars will be treated as the equivalent of U.S. dollars based on the exchange rate applicable to the purchase of such Debt Securities at the time of initial offering.  If any Debt Securities are issued at an original issue discount by the Registrant, then the securities registered shall include such additional Debt Securities as may be necessary such that the aggregate initial public offering price of all securities issued pursuant to this Registration Statement will equal $100,000,000.  Any securities registered under this Registration Statement may be sold separately or as units with other securities registered under this Registration Statement.  The proposed maximum initial offering price per unit will be determined from time to time by the Registrant in connection with, and at the time of, the issuance by the Registrant of the securities registered under this Registration Statement.

(2)           Not specified with respect to each class of securities to be registered by the Registrant pursuant to General Instruction II.D1 to Form S-3.

(3)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.  No separate consideration will be received for any securities registered hereunder that are issued upon exercise, conversion or exchange of Debt Securities or Preferred Stock registered hereunder.

(4)           Including such indeterminate number of shares of Preferred Stock as may from time to time be issued upon exercise, conversion or exchange of Debt Securities registered hereunder, to the extent any such Debt Securities are, by their terms, convertible into Preferred Stock.

(5)           Including such indeterminate number of shares of Common Stock as may from time to time be issued upon exercise, conversion or exchange of Debt Securities or Preferred Stock registered hereunder, to the extent any of such Debt Securities or shares of Preferred Stock are, by their terms, convertible into Common Stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ii

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated February 17, 2004

$100,000,000

FUELCELL ENERGY, INC.

Debt Securities
Preferred Stock
Common Stock
________________________________________

We may offer and sell the securities listed above with an aggregate offering price of up to $100 million in connection with this prospectus.  We will provide the specific terms of these securities in one or more supplements to this prospectus.  You should read this prospectus and any prospectus supplement carefully before you invest.

Our common stock is quoted on the Nasdaq National Market under the symbol "FCEL."  The applicable prospectus supplement will contain information, where applicable, as to any other listing on any securities exchange of the securities covered by this prospectus supplement.

We may sell the securities directly to investors, through agents designated from time to time or to or through underwriters or dealers.  See "Plan of Distribution."  If any underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement relating to those securities.

__________________________________________

Investing in our securities involves risks that are described in the "Risk Factors" section beginning on page 3 of this prospectus.

__________________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

_________________________________________

The date of this prospectus is ____________ __, 2004.

__________________________________________

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process.  Under this shelf registration process, we may, from time to time, over approximately the next two years, sell debt securities, preferred stock and common stock, either separately or in units, in one or more offerings up to a total dollar amount of $100,000,000.

This prospectus provides you with a general description of the securities we may offer.  Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the offered securities.  The prospectus supplement may also add, update or change information contained in this prospectus.  Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement.  You should read both this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information."

            Unless the context otherwise requires, references in this prospectus and the accompanying prospectus supplement to "we," "us" and "our" refer to FuelCell Energy, Inc.  Direct FuelCell® is a registered trademark of FuelCell Energy, Inc.  As used in this prospectus and the accompanying prospectus supplement, "kilowatt" (kW) means 1,000 watts and "megawatt" (MW) means 1,000,000 watts.

RISK FACTORS

            Before investing in our securities, you should carefully consider the risks described below and any risks contained in the accompanying prospectus supplement as well as the other information included or incorporated by reference in this prospectus and the prospectus supplement.  If any of these risks occur, our business, prospects, results of operations and financial condition could be harmed.  In that case, the trading price of our securities could decline, and you could lose all or part of your investment.

We have recently incurred losses and anticipate continued losses and negative cash flow.

We are currently transitioning from a research and development company that has been primarily dependent on government contracts to a company focusing on commercial products. As such, we have not achieved profitability since our fiscal year ended October 31, 1997 and expect to continue to incur net losses and generate negative cash flow until we can produce sufficient revenues to cover our costs.

We incurred net losses of $67.4 million for the fiscal year ended October 31, 2003. We anticipate that we will continue to incur losses and generate negative cash flow until we can cost-effectively produce and sell our Direct FuelCell and solid oxide fuel cell, or SOFC, products, which we do not expect to occur for several years.  We may never become profitable.  Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future. For the reasons discussed in more detail below, there are substantial uncertainties associated with us achieving and sustaining profitability.

Our cost reduction strategy may not succeed or may be significantly delayed.

Our cost reduction strategy is based on the assumption that a significant increase in production will result in the realization of economies of scale. In addition, certain aspects of our cost reduction strategy rely on advancements in our manufacturing process, engineering design and technology (including projected power output) that, to a large degree, are currently not ascertainable. A failure by us to achieve a lower cost structure through economies of scale, improvements in the manufacturing process and engineering design and technology maturation would have a material adverse effect on our commercialization plans and, therefore, our business, prospects, results of operations and financial condition.

We expect the production costs of our initial commercial products to be higher than their sales prices. We recognize that successfully implementing our strategy and obtaining a significant share of the distributed generation market will require that we offer our Direct FuelCell and SOFC products at competitive prices, which can only be accomplished when production costs are cut substantially from current levels. If we are unable to produce Direct FuelCell or SOFC products at competitive prices relative to alternative technologies and products, our target market customers will be unlikely to buy our fuel cell products.

Our products will compete with products using other energy sources, and if the prices of the alternative sources are lower than energy sources used by our products, sales of our products will be adversely affected.

Our Direct FuelCell has been demonstrated using a variety of hydrocarbon fuels, including natural gas, methanol, diesel, biogas, coal gas, coal mine methane and propane.  Our SOFC fuel cells have been demonstrated using natural gas.  If these fuels are not readily available or if their prices are such that electricity produced by our products costs more than electricity provided through other generation sources, our products would be less economically attractive to potential energy users. In addition, we have no control over the prices of several types of competitive energy sources such as oil, gas or coal. Significant decreases in the price of these inputs could also have a material adverse effect on our business because other generation sources could be more economically attractive to consumers than our products.

Commercialization of our products is dependent on conducting successful field trials.

One key aspect of our strategy is to leverage the success of our demonstration, field trial and field follow projects into long-term distributor-type relationships that will result in these distributors marketing our Direct FuelCell and SOFC products directly to energy customers. For example, MTU is currently field-testing eight 250 kW power plants in Germany and Spain that incorporate the Direct FuelCell as their fuel cell components and we are operating seven Direct FuelCell units in the United States and one Direct FuelCell unit in Japan. We believe that our fuel cell commercialization program is dependent upon conducting additional commercial field trials and demonstration projects of our power plants and completing substantial additional research and development. We have planned several field trials and demonstration projects for our sub-megawatt and megawatt class Direct FuelCell stationary fuel cell power plants.

Demonstration, field trial and field follow projects may encounter problems and delays for a number of reasons, including the failure of our technology, the failure of the technology of others (including balance of plant), the failure to combine these technologies properly (including control system coordination) and the failure to maintain and service the test prototypes properly. Many of these potential problems and delays are beyond our control. A failure by us to conduct field trials and demonstration projects of our megawatt class products or a failure to site the scheduled sub-megawatt power plants and complete these commercial field trials and research and development as currently planned could delay the timetable by which we believe we can begin to commercially sell our Direct FuelCell and SOFC products. The failure of planned commercial field trials to perform as well as we anticipate could also have a material adverse effect on our commercialization plans, including the ability to enter into long-term distributor-type relationships for our Direct FuelCell and SOFC products. Any delay, performance failure or perceived problem with our field trials could hurt our reputation in the distributed generation market and, therefore, could have a material adverse effect on our business, prospects, results of operations and financial condition.

We currently face and will continue to face significant competition.

Our Direct FuelCell currently faces, and will continue to face, significant competition, as will any SOFC products introduced in the future. Technological advances in alternative energy products or improvements in the electric grid or other fuel cell technologies may negatively affect the development or sale of some or all of our products or make our products non-competitive or obsolete prior to commercialization or afterwards. Other companies, some of which have substantially greater resources than us, are currently engaged in the development of products and technologies that are similar to, or may be competitive with, our products and technologies.

We compete on the basis of our products' reliability, fuel efficiency, environmental considerations and cost.  We believe that the carbonate fuel cell offers competitive advantages over most other fuel cell designs for stationary base load power generation. These benefits include high fuel efficiency, significantly lower emissions, scalability and potentially lower operating, maintenance and generation costs.  We believe that we are the most advanced high temperature stationary fuel cell company.

Several companies in the United States are involved in fuel cell development, although we believe we are the only domestic company engaged in significant manufacturing and commercialization of carbonate fuel cells in the sub-megawatt and megawatt classes. Emerging fuel cell technologies (and companies developing them) include PEM fuel cells (Ballard Power Systems, Inc.; UTC Fuel Cells; and Plug Power), phosphoric acid fuel cells (UTC Fuel Cells) and solid oxide fuel cells (Siemens Westinghouse Electric Company, Sulzer Hexis, McDermott, GE/Honeywell, Delphi and Accumentrics).  Each of these competitors has the potential to capture market share in our target markets.

There are other potential carbonate fuel cell competitors internationally.  In Asia, Ishikawajima Harima Heavy Industries is active in developing carbonate fuel cells.  In Europe, a company in Italy, Ansaldo Fuel Cells, is actively engaged in carbonate fuel cell development and is a potential competitor. Our licensees in Germany, MTU CFC Solutions GmbH, and its partners have been the most active in Europe.

Other than fuel cell developers, we must also compete with such companies as Caterpillar, Cummins, and Detroit Diesel, which manufacture more mature combustion-based equipment, including various engines and turbines, and have more established manufacturing, distribution, and operating and cost features.  Significant competition may also come from gas turbine companies like General Electric, Ingersall Rand, Solar Turbines and Kawasaki, which have recently made progress in improving fuel efficiency and reducing pollution in large-size combined cycle natural gas fueled generators. These companies have also made efforts to extend these advantages to smaller sizes.  We believe, however, that these smaller gas turbines will not be able to match our fuel efficiency or favorable environmental characteristics.

We may not meet our product development and commercialization milestones.

We have established product development and commercialization milestones that we use to assess our progress toward developing commercially viable Direct FuelCell products. These milestones relate to technology and design improvements as well as to dates for achieving development goals. To gauge our progress, we operate, test and evaluate our Direct FuelCell products under actual conditions and will do the same with our SOFC products. If our systems exhibit technical defects or are unable to meet cost or performance goals, including power output, useful life and reliability, our commercialization schedule could be delayed and potential purchasers of our initial commercial Direct FuelCell products and future SOFC products may decline to purchase them or choose to purchase alternative technologies. We cannot be sure that we will successfully achieve our milestones in the future or that any failure to achieve these milestones will not result in potential competitors gaining advantages in our target market. Failure to meet publicly announced milestones might have a material adverse effect on our operations and our stock price.

We have limited experience manufacturing our Direct FuelCell products on a commercial basis and have no such experience with SOFC products.

To date, we have focused primarily on research and development and conducting demonstrations and field trials. We have limited experience manufacturing our Direct FuelCell products on a commercial basis and our recently-acquired subsidiary, Global Thermoelectric Inc. ("Global"), has no such experience with SOFC products. We have installed equipment that will allow us to produce 50 MW of Direct FuelCell products per year. We expect that we will then increase our manufacturing capacity based on market demand. We can expand our manufacturing capacity to 100 MW of Direct FuelCell products at our current facility. We cannot be sure that we will be able to achieve our planned increases in production capacity. Also, as we scale up our production capacity, we cannot be sure that unplanned failures or other technical problems relating to the manufacturing process will not occur.

If our business grows more quickly than we anticipate, our existing and planned manufacturing facilities may become inadequate and we may need to seek out new or additional space, at considerable cost to us. If our business does not grow as quickly as we expect, our existing and planned manufacturing facilities would in part represent excess capacity for which we may not recover the cost; in that circumstance, our revenues may be inadequate to support our committed costs and our planned growth, and our gross margins and business strategy would suffer.

Even if we are successful in achieving our planned increases in production capacity, we cannot be sure that we will do so in time to meet our product commercialization schedule or to satisfy the requirements of our customers. Given our dependence on government research and development contracts and the necessity of providing government entities with substantial amounts of information, our sales process has historically been long and time-consuming. We will need to continue to shorten the time from initial contact to final product delivery if we hope to expand production, reach a wider customer base and forecast revenues with any degree of certainty. Additionally, we cannot be sure that we will be able to develop efficient, low-cost manufacturing capabilities and processes (including automation) that will enable us to meet our cost goals and profitability projections. Our failure to shorten the sales cycle for our Direct FuelCell products or to develop these advanced manufacturing capabilities and processes, or meet our cost goals, could have a material adverse effect on our business, prospects, results of operations and financial condition.

Our commercialization plans are dependent on market acceptance of our Direct FuelCell and SOFC products.

Our commercialization plans are dependent upon market acceptance of, as well as enhancements to, those products. Fuel cell systems represent an emerging market, and we cannot be sure that potential customers will accept fuel cells as a replacement for traditional power sources. As is typical in a rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. Since the distributed generation market is new and evolving, it is difficult to predict with certainty the size of the market and its growth rate. The development of a market for our Direct FuelCell and SOFC products may be affected by many factors that are out of our control, including:

  the cost competitiveness of our fuel cell products;

  the future costs of natural gas and other fuels used by our fuel cell products;

  consumer reluctance to try a new product;

  consumer perceptions of the safety of our fuel cell products;

  the pace of utility deregulation nationwide, which could affect the market for distributed generation;

  local permitting and environmental requirements; and,

  the emergence of newer, more competitive technologies and products.

If a sufficient market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred in the development of Direct FuelCell and SOFC products and may never achieve profitability.

As we continue to commercialize our Direct FuelCell products and work towards the future commercialization of our SOFC products, we will continue to develop warranties, production guarantees and other terms and conditions relating to our products that will be acceptable to the marketplace, continue to develop a service organization that will aid in servicing our products and obtain self-regulatory certifications, if available, with respect to our products. Failure to achieve any of these objectives may also slow the development of a sufficient market for our products and, therefore, have a material adverse effect on our results of operations.

We must lower the cost of our solid oxide fuel cell systems and demonstrate their reliability.

Our solid oxide fuel cell systems are currently in the development stage. While proof of concept prototypes have been developed and tested in controlled conditions, these systems have not yet undergone extensive testing, nor have the designs been refined to the level of a commercial product. The prototypes incorporate specialty components that are produced in one-off or small batch quantities. The current prototypes cost significantly more and perform at a lower level than established competing technologies. Although we intend to remain committed to commercializing SOFC technology, if we are unable to develop and manufacture fuel cell systems that are competitive with competing technologies in terms of price, reliability and longevity, consumers will be unlikely to buy products containing solid oxide fuel cells and fuel cell systems. The price of fuel cell systems is dependent largely on material and manufacturing costs and the cost of "balance of plant" components. We cannot guarantee that we will be able to lower these costs to the level where we will be able to produce a competitive product or that any product produced using lower cost materials and manufacturing processes will not suffer from a reduction in performance, reliability and longevity.

Our government research and development contracts are important to the implementation of our commercialization plans.

Our fuel cell revenues have been principally derived from a long-term cooperative agreement and other contracts with the U.S. Department of Energy, the U.S. Department of Defense, the U.S. Navy and the U.S. Environmental Protection Agency. These agreements are important to the continued development and commercialization of our technology and our products.

Generally, our U.S. government research and development contracts, including the Department of Energy cooperative agreement, are subject to the risk of termination at the convenience of the contracting agency. Furthermore, these contracts, irrespective of the amounts allocated by the contracting agency, are subject to annual congressional appropriations and the results of government or agency sponsored audits of our cost reduction efforts and our cost projections. We can only receive funds under these contracts ultimately made available to us annually by Congress as a result of the appropriations process. Accordingly, we cannot be sure whether we will receive the full amount allocated by the Department of Energy under the Department of Energy cooperative agreement or the full amounts allocated under our other government research and development contracts. Failure to receive the full amounts allocated under any of our government research and development contracts could materially adversely affect our commercialization plans and, therefore, our business, prospects, results of operations and financial condition.

The United States government has certain rights relating to our intellectual property.

Many of our United States patents relating to our carbonate fuel cell technology are the result of government-funded research and development programs, including the Department of Energy cooperative agreement. Four of our patents that were the result of Department of Energy-funded research prior to January 1988 (the date that we qualified as a "small business") are owned by the United States government and have been licensed to us. This license is revocable only in the limited circumstances where it has been demonstrated that we are not making an effort to commercialize the invention. We own all patents resulting from research funded by our Department of Energy contracts awarded after January 1988 to date, based on our "small business" status when each contract was awarded. Under current regulations, patents resulting from research funded by government agencies other than the Department of Energy are owned by us, whether or not we are a "small business."

Fourteen United States patents that we own have resulted from government-funded research and are subject to the risk of exercise of "march-in" rights by the government. March-in rights refer to the right of the United States government or government agency to exercise its non-exclusive, royalty-free, irrevocable worldwide license to any technology developed under contracts funded by the government if the contractor fails to continue to develop the technology. These "march-in" rights permit the United States government to take title to these patents and license the patented technology to third parties if the contractor fails to utilize the patents. In addition, our Department of Energy-funded research and development agreements also require us to agree that we will not provide to a foreign entity any fuel cell technology subject to that agreement unless the fuel cell technology will be substantially manufactured in the U.S.

We no longer qualify as a "small business," which could adversely affect our rights to patents under DOE-funded contracts.

We no longer qualify as a "small business" under applicable government regulations because we have more than 500 employees after our acquisition of Global.  This could affect our ability to own outright those patents we may develop under contracts, grants or cooperative agreements funded by the Department of Energy (DOE) in the future. The failure to qualify as a "small business" does not, however, affect our existing contracts, grants or cooperative agreements with the DOE, or our ownership of patents we developed with the DOE under contracts entered into while we qualified as a "small business."  As we are unable to certify in proposals to DOE that we qualify as a "small business," we will not own patents we develop under contracts, grants or cooperative agreements funded by the Department of Energy based on such certification, unless we obtain a patent waiver from the Department of Energy.  We believe we would be able to obtain patent waivers from the Department of Energy for future contracts, however, we can make no assurances or guarantees that we will be able to obtain such waivers. Without a waiver, we would retain only a nonexclusive license to those patents.   We will continue to retain ownership of patents developed with governmental agencies other than the Department of Energy because non-Department of Energy contracts are not affected by a change in our "small business" status.  Failure to continue to qualify as a "small business" will also eliminate our eligibility to participate in future U.S. Small Business Innovation Research program contracts.

We may be restricted in pursuing certain activity outside Canada or with certain partners in parts of Canada.

We are subject to the contractual terms of Global's existing agreements that restrict its ability to pursue certain commercial activities. Global entered into agreements with the National Research Council of Canada which require that, until at least March 2004, Global obtain prior written consent in order to conduct manufacturing using any results from the development of projects under these agreements outside of Canada or sell, assign, transfer or otherwise dispose of any rights to intellectual property arising out of such project to any person or organization outside of Canada, or to any government other than the Canadian government. Additionally, Global has entered into a development agreement with Natural Resources Canada/CANMET whereby Global may not license the intellectual property developed in performance of the project to any government other than the Canadian government, or to any person, corporation, partnership or business for the purpose of manufacturing outside Canada the products or processes resulting from the project without the prior consent of the applicable Canadian government agency. Global has also appointed an exclusive distributor for certain products in areas within Canada, thereby limiting our future ability to use any other distributors for those products in those areas.

Our future success and growth is dependent on our distribution strategy.

We do not plan to establish a direct distribution infrastructure for our Direct FuelCell or SOFC products. A key aspect of our strategy is to use multiple third-party distribution channels to ultimately service our diverse customer base. Depending on the needs of the customer, our Direct FuelCell and SOFC products could be distributed through a value-added distributor who could provide a package of our products and various other components such as flywheels and battery storage devices; through an energy services company who could arrange various ancillary services for the customer; or through power generation equipment suppliers.

We cannot assure you that we will enter into distributor relationships that are consistent with, or sufficient to support, our commercialization plans or our growth strategy or that these relationships will be on terms favorable to us. Even if we enter into these types of relationships, we cannot assure you that the distributors with which we form relationships will focus adequate resources on selling our products or will be successful in selling them. Some of these distributor arrangements have or will require that we grant exclusive distribution rights to companies in defined territories. These exclusive arrangements could result in us being unable to enter into other arrangements at a time when the distributor with which we form a relationship is not successful in selling our products or has reduced its commitment to marketing our products. In addition, three of our current distributor arrangements include, and some future distributor arrangements may also include, the issuance of equity and warrants to purchase our equity, which may have an adverse effect on our stock price. To the extent we enter into distributor relationships, the failure of these distributors in assisting us with the marketing and distribution of our products may adversely affect our results of operations and financial condition.

We cannot be sure that MTU will continue to, or original equipment manufacturers ("OEMs") will, manufacture or package products using our Direct FuelCell or SOFC components. In this area, our success will largely depend upon our ability to make our products compatible with the power plant products of OEMs and the ability of these OEMs to sell their products containing our products. In addition, some OEMs may need to redesign or modify their existing power plant products to fully incorporate our products. Accordingly, any integration, design, manufacturing or marketing problems encountered by MTU or other OEMs could adversely affect the market for our Direct FuelCell or SOFC products and, therefore, our business, prospects, results of operations and financial condition.

We depend on third party suppliers for the development and supply of key components for Direct FuelCell and SOFC products.

We purchase several key components of our Direct FuelCell and SOFC products from other companies and rely on third-party suppliers for the balance-of-plant components in our Direct FuelCell and SOFC products. There are a limited number of suppliers for some of the key components of Direct FuelCell and SOFC products. A supplier's failure to develop and supply components in a timely manner or to supply components that meet our quality, quantity or cost requirements or technical specifications or our inability to obtain alternative sources of these components on a timely basis or on terms acceptable to us could harm our ability to manufacture our Direct FuelCell and SOFC products. In addition, to the extent the processes that our suppliers use to manufacture components are proprietary, we may be unable to obtain comparable components from alternative suppliers.

We do not know when or whether we will secure long-term supply relationships with any of our suppliers or whether such relationships will be on terms that will allow us to achieve our objectives. Our business, prospects, results of operations and financial condition could be harmed if we fail to secure long-term relationships with entities that will supply the required components for our Direct FuelCell and SOFC products.

We depend on our intellectual property, and our failure to protect that intellectual property could adversely affect our future growth and success.

Failure to protect our existing intellectual property rights may result in the loss of our exclusivity or the right to use our technologies. If we do not adequately ensure our freedom to use certain technology, we may have to pay others for rights to use their intellectual property, pay damages for infringement or misappropriation or be enjoined from using such intellectual property. We do not currently conduct freedom to operate analyses. We rely on patent, trade secret, trademark and copyright law to protect our intellectual property. The patents that FuelCell has obtained will expire between 2004 and 2022 and the average remaining life of FuelCell's U.S. patents is approximately 10.44 years.  Some of our intellectual property is not covered by any patent or patent application and includes trade secrets and other know-how that is not patentable, particularly as it relates to our manufacturing processes and engineering design. In addition, some of our intellectual property includes technologies and processes that may be similar to the patented technologies and processes of third parties. If we are found to be infringing third-party patents, we do not know whether we will able to obtain licenses to use such patents on acceptable terms, if at all. Our patent position is subject to complex factual and legal issues that may give rise to uncertainty as to the validity, scope and enforceability of a particular patent. Accordingly, we cannot assure you that:

  any of the U.S., Canadian or other foreign patents owned by us or other patents that third parties license to us will not be invalidated, circumvented, challenged, rendered unenforceable or licensed to others; or, any of our pending or future patent applications will be issued with the breadth of claim coverage sought by us, if issued at all.

In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain foreign countries.

We also seek to protect our proprietary intellectual property, including intellectual property that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventors' rights agreements with our subcontractors, vendors, suppliers, consultants, strategic partners and employees. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that such persons or institutions will not assert rights to intellectual property arising out of these relationships. Certain of our intellectual property has been licensed to us on a non-exclusive basis from third parties that may also license such intellectual property to others, including our competitors. If our licensors are found to be infringing third-party patents, we do not know whether we will be able to obtain licenses to use the intellectual property licensed to us on acceptable terms, if at all.

If necessary or desirable, we may seek extensions of existing licenses or further licenses under the patents or other intellectual property rights of others. However, we can give no assurances that we will obtain such extensions or further licenses or that the terms of any offered licenses will be acceptable to us. The failure to obtain a license from a third party for intellectual property that we use at present could cause us to incur substantial liabilities, and to suspend the manufacture or shipment of products or our use of processes requiring the use of that intellectual property.

While we are not currently engaged in any material intellectual property litigation, we could become subject to lawsuits in which it is alleged that we have infringed the intellectual property rights of others or commence lawsuits against others who we believe are infringing upon our rights. Our involvement in intellectual property litigation could result in significant expense to us, adversely affecting the development of sales of the challenged product or intellectual property and diverting the efforts of our technical and management personnel, whether or not that litigation is resolved in our favor.

There may be limitations on our right to exploit technology jointly developed between Global and strategic partners.

The extent to which we own or otherwise have the right to commercially exploit technology developed in connection with certain of Global's strategic alliances is not clear. Due to ambiguities under some of Global's applicable joint development agreements, it is unclear whether we have the right to exploit technology arising from these alliances (exclusively or otherwise) or whether we can stop competitors from exploiting the technology. In the event that a Global strategic partner challenges our use of certain technology, we could incur substantial litigation costs, be forced to make expensive products, pay substantial damages or royalties or even be forced to cease operations relating to such technology.

Our future success will depend on our ability to attract and retain qualified management and technical personnel.

Our future success is substantially dependent on the continued services and on the performance of our executive officers and other key management, engineering, scientific, manufacturing and operating personnel, particularly Jerry Leitman, our President and Chief Executive Officer, and Dr. Hansraj Maru and Christopher Bentley, Executive Vice Presidents. The loss of the services of any executive officer, including Mr. Leitman, Dr. Maru and Mr. Bentley, or other key management, engineering, scientific, manufacturing and operating personnel, could materially adversely affect our business. Our ability to achieve our development and commercialization plans will also depend on our ability to attract and retain additional qualified management and technical personnel. Recruiting personnel for the fuel cell industry is competitive. We do not know whether we will be able to attract or retain additional qualified management and technical personnel. Our inability to attract and retain additional qualified management and technical personnel, or the departure of key employees, could materially adversely affect our development and commercialization plans and, therefore, our business, prospects, results of operations and financial condition.

Our management may be unable to manage rapid growth effectively.

We expect to rapidly expand our manufacturing capabilities, accelerate the commercialization of our products and enter a period of rapid growth, which will place a significant strain on our senior management team and our financial and other resources. The proposed expansion will expose us to increased competition, greater overhead, marketing and support costs and other risks associated with the commercialization of a new product. Our ability to manage our rapid growth effectively will require us to continue to improve our operations, to improve our financial and management information systems and to train, motivate and manage our employees. Difficulties in effectively managing the budgeting, forecasting and other process control issues presented by such a rapid expansion could harm our business, prospects, results of operations and financial condition.

We may be affected by environmental and other governmental regulation.

As we begin to commercialize our Direct FuelCell and SOFC products, we will be subject to federal, state, provincial or local regulation with respect to, among other things, emissions and siting. Assuming no co-generation applications are used in conjunction with our larger Direct FuelCell plants, they will discharge humid flue gas at temperatures of approximately 700-800° F, water at temperatures of approximately 10-20° F above ambient air temperatures and carbon dioxide. These emissions will require permits that we expect (but cannot ensure) will be similar to those applicable to generating units.

In addition, it is possible that industry-specific laws and regulations will be adopted covering matters such as transmission scheduling, distribution and the characteristics and quality of our products, including installation and servicing. This regulation could limit the growth in the use of carbonate and SOFC products, decrease the acceptance of fuel cells as a commercial product and increase our costs and, therefore, the price of our Direct FuelCell and SOFC products. Accordingly, compliance with existing or future laws and regulations as we begin to commercialize and site our products could have a material adverse effect on our business, prospects, results of operations and financial condition.

Department of Energy approval to use Global in the SECA program is uncertain.

Although the Department of Energy has selected FuelCell for the SECA project, the Department of Energy could restructure its grant based on our acquisition of Global.  If the Department of Energy did restructure its grant, we could lose the opportunity to be awarded some or all of the funding for the SECA project.  In addition, we are not guaranteed to receive any payments from the SECA project.

Utility companies could impose customer fees or interconnection requirements to our customers that could make our products less desirable.

Utility companies commonly charge fees to larger, industrial customers for disconnecting from the electric grid or for having the capacity to use power from the electric grid for back up purposes. These fees could increase the cost to our customers of using our Direct FuelCell and SOFC products and could make our products less desirable, thereby harming our business, prospects, results of operations and financial condition.

Several states (Texas, New York, California and others) have created and adopted or are in the process of creating their own interconnection regulations covering both technical and financial requirements for interconnection to utility grids. Depending on the complexities of the requirements, installation of our systems may become burdened with additional costs that might have a negative impact on our ability to sell systems. There is also a burden in having to track the requirements of individual states and design equipment to comply with the varying standards. The Institute of Electrical and Electronics Engineers has been working to create an interconnection standard addressing the technical requirements for distributed generation to interconnect to utility grids. Many parties are hopeful that this standard will be adopted nationally when it is completed to help reduce the barriers to deployment of distributed generation such as fuel cells, however this standard may be delayed or never completed thereby limiting the commercial prospects and profitability of our fuel cell systems.

Changes in government regulations and electric utility industry restructuring may affect demand for our Direct FuelCell and SOFC products.

Our target market, the distributed generation market, is driven by deregulation and restructuring of the electric utility industry in the United States and elsewhere and by the requirements of utilities, independent power producers and end users. Deregulation of the electric utility industry is subject to government policies that will determine the pace and extent of deregulation. Many states have recently delayed the implementation of deregulation as a result of power disturbances in California several summers ago. Changes in government and public policy over time could further delay or otherwise affect deregulation and, therefore, adversely affect our prospects for commercializing our Direct FuelCell and SOFC products and our financial results. We cannot predict how the deregulation and restructuring of the electric utility industry will ultimately affect the market for our Direct FuelCell and SOFC products.

We could be liable for environmental damages resulting from our research, development or manufacturing operations.

Our business exposes us to the risk of harmful substances escaping into the environment, resulting in personal injury or loss of life, damage to or destruction of property, and natural resource damage. Depending on the nature of the claim, our current insurance policies may not adequately reimburse us for costs incurred in settling environmental damage claims, and in some instances, we may not be reimbursed at all. Our business is subject to numerous federal, state and local laws and regulations that govern environmental protection and human health and safety. These laws and regulations have changed frequently in the past and it is reasonable to expect additional and more stringent changes in the future.

Our operations may not comply with future laws and regulations and we may be required to make significant unanticipated capital and operating expenditures. If we fail to comply with applicable environmental laws and regulations, governmental authorities may seek to impose fines and penalties on us or to revoke or deny the issuance or renewal of operating permits and private parties may seek damages from us. Under those circumstances, we might be required to curtail or cease operations, conduct site remediation or other corrective action, or pay substantial damage claims.

We may be required to conduct environmental remediation activities, which could be expensive.

We are subject to a number of environmental laws and regulations, including those concerning the handling, treatment, storage and disposal of hazardous materials. These environmental laws generally impose liability on present and former owners and operators, transporters and generators for remediation of contaminated properties.  Except as set forth below, we believe that our businesses are operating in compliance in all material respects with applicable environmental laws, many of which provide for substantial penalties for violations. We cannot assure you that future changes in such laws, interpretations of existing regulations or the discovery of currently unknown problems or conditions will not require substantial additional expenditures. Any noncompliance with these laws and regulations could subject us to material administrative, civil or criminal penalties or other liabilities. In addition, we may be required to incur substantial costs to comply with current or future environmental and safety laws and regulations.

In late 2002, a site inspection at Global's manufacturing facility in Bassano, Alberta, Canada detected soil and groundwater contamination. The primary contaminants detected at this facility and adjacent property are components of a common degreasing agent used in the 1980s.  Pursuant to the Environmental Protection and Enhancement Act (Alberta), the party responsible for contamination has a statutory obligation to take all reasonable measures to remediate a release of hazardous substances that may cause an adverse effect on human health, safety or the environment. Alberta Environment, the regulatory agency with jurisdiction over these matters in Alberta, has confirmed that a remediation strategy is required. Global has engaged a third party international environmental consulting firm to further evaluate the extent of the contamination and assist Global and Alberta Environment in developing a remediation strategy.

Based on the data available as of July 2003, Global's environmental consultant proposed a remediation strategy to prevent further offsite contaminant migration and to capture and remediate existing soil and groundwater contamination. Based on this strategy, Global has proposed a remediation program to Alberta Environment regarding the Bassano site and currently estimates that total costs for implementing and operating the remediation system for a period of ten years to be approximately Cdn.$1.2 million to Cdn.$1.4 million.

Global's consultant acknowledges that there are a number of uncertainties associated with the contamination at the Bassano facility, and the cost estimates are based on a number of key assumptions. If Alberta Environment promulgates remedial standards or guidelines for the suspected environmental contaminants in the future, Alberta Environment may require Global to remediate to such standards or guidelines (which could be more difficult and expensive). The proposed remedial system may not be accepted by Alberta Environment or other parties, and/or remediation may be required for more than ten years, both of which could significantly increase the cost of the remediation.

The remediation cost estimate provided above does not include costs that Global may incur for legal fees or for administrative expenses in connection with the remediation activities. As noted above, there are numerous uncertainties associated with environmental liabilities and no assurances can be given that Global's consultant's estimate of any environmental liability will not increase or decrease in the future. The uncertainties relate to the difficulty of estimating the ultimate cost of any remediation that may be undertaken, including the lateral and vertical extent of the contamination, any additional operating costs associated with remedial measures, the duration of any remediation required, the amount of consultants' or legal fees that may be incurred and any regulatory requirements that may be imposed by Alberta Environment.

Our products use inherently dangerous, flammable fuels, operate at high temperatures and use corrosive carbonate material, each of which could subject our business to product liability claims.

Our business exposes us to potential product liability claims that are inherent in hydrogen and products that use hydrogen. Hydrogen is a flammable gas and therefore a potentially dangerous product. Hydrogen is typically generated from gaseous and liquid fuels that are also flammable and dangerous, such as propane, natural gas or methane, in a process known as reforming. Natural gas and propane could leak into a residence or commercial location and combust if ignited by another source. In addition, our Direct FuelCell and SOFC products operate at high temperatures and our Direct FuelCell products use corrosive carbonate material, which could expose us to potential liability claims. Any accidents involving our products or other hydrogen-based products could materially impede widespread market acceptance and demand for our Direct FuelCell and SOFC products. In addition, we might be held responsible for damages beyond the scope of our insurance coverage. We also cannot predict whether we will be able to maintain our insurance coverage on acceptable terms.

We are subject to risks inherent in international operations.

Since we plan to market our Direct FuelCell and SOFC products both inside and outside the United States and Canada, our success depends, in part, on our ability to secure international customers and our ability to manufacture products that meet foreign regulatory and commercial requirements in target markets. We have limited experience developing and manufacturing our products to comply with the commercial and legal requirements of international markets. In addition, we are subject to tariff regulations and requirements for export licenses, particularly with respect to the export of some of our technologies. We face numerous challenges in our international expansion, including unexpected changes in regulatory requirements, fluctuations in currency exchange rates, longer accounts receivable requirements and collections, difficulties in managing international operations, potentially adverse tax consequences, restrictions on repatriation of earnings and the burdens of complying with a wide variety of international laws.

We have large and influential stockholders.

MTU currently owns approximately 5.8% of our outstanding common stock (based upon the number of shares of our common stock outstanding as of January 14, 2004). Loeb Investors Co. LXXV and Warren Bagatelle (a managing director of an affiliate of Loeb Investors Co. LXXV) collectively own approximately 3.4% of our outstanding common stock (based upon the number of shares of our common stock outstanding as of January 14, 2004). These ownership levels could make it difficult for a third party to acquire our common stock or have input into the decisions made by our board of directors, which include Michael Bode (Chief Executive Officer of MTU CFC Solutions GmbH), Warren Bagatelle and Thomas L. Kempner (Chairman and Chief Executive Officer of an affiliate of Loeb Investors Co. LXXV). MTU is also a licensee of our technology and a purchaser of our Direct FuelCell products. Therefore, it may be in MTU's interest to possess substantial influence over matters concerning our overall strategy and technological and commercial development. In addition, MTU's ownership interest could raise a conflict of interest if MTU is experimenting with competing technologies for its own products.

Our stock price has been and could remain volatile.

The market price for our common stock has been and may continue to be volatile and subject to extreme price and volume fluctuations in response to market and other factors, including the following, some of which are beyond our control:

   failure to meet our product development and commercialization milestones;

  variations in our quarterly operating results from the expectations of securities analysts or investors;

  downward revisions in securities analysts' estimates or changes in general market conditions;

  announcements of technological innovations or new products or services by us or our competitors;

  announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

  additions or departures of key personnel;

  investor perception of our industry or our prospects;

  insider selling or buying;

  demand for our common stock; and,

  general technological or economic trends.

In the past, following periods of volatility in the market price of their stock, many companies have been the subjects of securities class action litigation. If we became involved in securities class action litigation in the future, it could result in substantial costs and diversion of management's attention and resources and could harm our stock price, business, prospects, results of operations and financial condition.

Provisions of Delaware and Connecticut law and of our charter and by-laws may make a takeover more difficult.

Provisions in our certificate of incorporation and by-laws and in Delaware and Connecticut corporate law may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our management and board of directors. Public stockholders who might desire to participate in such a transaction may not have an opportunity to do so. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control or change in our management and board of directors.

We depend on relationships with strategic partners, and the terms and enforceability of many of these relationships are not certain.

We have entered into relationships with strategic partners for design, product development and distribution of our existing products, and products under development, some of which may not have been documented by a definitive agreement. Where definitive agreements govern the relationships between us and our respective partners, the terms and conditions of many of these agreements allow for termination by the partners. Termination of any of these agreements could adversely affect our ability to design, develop and distribute these products to the marketplace. In many cases, these strategic relationships are governed by a memorandum of understanding or a letter of intent. We cannot assure you that we will be able to successfully negotiate and execute definitive agreements with any of these partners, and failure to do so may effectively terminate the relevant relationship.

Adverse market conditions related to Global's thermoelectric generators may impact future revenue and profits.

Demand for Global's thermoelectric generators depends primarily on the level of spending by oil and natural gas companies for gas exploration and development activities and on the level of gas pipeline construction activity. These activity levels are directly affected by fluctuations in world energy prices, world supply and demand for oil and natural gas and government regulations in Canada, the United States and internationally, all of which are beyond our and our customers' control. Reduced levels of activity in the oil and natural gas industry can intensify competition and result in lower revenue and operating profit margin.

Our acquisition of Global is expected to result in benefits to us, but we may not realize those benefits due to challenges associated with integrating the two companies.

The success of our acquisition of Global will be dependent in large part on the success of our management in integrating the operations, technologies and personnel of FuelCell and Global.  The failure of the combined company to meet the challenges involved in successfully integrating the operations of FuelCell and Global or otherwise to realize any of the anticipated benefits of the acquisition, including anticipated cost savings, could seriously harm the results of operations of the combined company. In addition, the overall integration of FuelCell and Global may result in unanticipated operations problems, expenses and liabilities and diversion of management's attention. The challenges involved in this integration include the following:

   integrating successfully FuelCell and Global's operations, technologies, products and services;

  coordinating sales and marketing efforts to effectively communicate the capabilities of the combined company;

  demonstrating to the customers of FuelCell and Global that the acquisition will not result in adverse changes in business focus;

  coordinating and rationalizing research and development activities to enhance introduction of new products and technologies with reduced cost;

  preserving distribution, marketing or other important relationships of both FuelCell and Global and resolving potential conflicts that may arise;

  assimilating the personnel of FuelCell and Global and persuading employees that the business cultures of FuelCell and Global are compatible;

  maintaining employee morale and motivation, particularly given recent cost reduction initiatives undertaken by FuelCell and Global, and retaining key employees; and

  reducing the costs associated with FuelCell and Global's operations.

We may not be able to successfully integrate the operations of FuelCell and Global in a timely manner, or at all, and we may not realize the anticipated benefits or synergies of the acquisition to the extent or in the timeframe anticipated. The anticipated benefits and synergies include cost savings associated with anticipated restructuring efforts and other operational efficiencies, greater economies of scale and revenue enhancement opportunities. In addition, we anticipate that Global's cash reserves will provide the combined company with an increased ability to fund development and operations. However, these anticipated benefits and synergies are based on assumptions, not actual experience, and assume a successful integration. Our ability to realize these benefits and synergies could be adversely impacted to the extent that FuelCell's or Global's relationships with existing or potential customers, suppliers or strategic partners is adversely affected as a consequence of the acquisition, or by practical or legal constraints on our ability to combine operations or implement workforce reductions.

We presently expect to incur significant costs to streamline the combined company's business, reduce excess capacity and eliminate redundant operations. In addition, we may incur costs to the extent we choose to terminate, renegotiate or amend any of Global's existing obligations as part of the post-closing integration of the companies. Accordingly, we believe we may incur charges to operations, which are not currently reasonably estimable, in periods following the acquisition to reflect costs associated with integrating and streamlining the businesses and operations of FuelCell and Global. There can be no assurance that the costs associated with streamlining the business, reducing excess capacity and eliminating redundant operations will not exceed those projected, and we cannot assure you that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the acquisition.

Purchase accounting treatment and the impact of amortization of intangibles with definite lives relating to the Global acquisition could adversely affect our operating results.

The acquisition of Global has been accounted for under the purchase method of accounting and we are considered the acquiror of Global for accounting purposes. Accordingly, our historical financial statements will continue to be the historical financial statements of the combined company and Global will be included in the ongoing results of operations prospectively from November 3, 2003, the date of the consummation of the acquisition. Under purchase accounting, we expect to record the following as the cost of acquiring the business of Global:

-          the sum of the market value of our common stock issued in connection with the acquisition;

-          the fair value of Global preferred stock assumed by us in connection with the acquisition;

-          the fair value of Global stock options assumed by us in connection with the acquisition; and

-          the amount of direct transaction costs incurred by us in connection with the acquisition.

We have allocated the cost of the items described above to the individual assets acquired and liabilities assumed, including intangible assets such as customer relationships, based on their respective fair values. Intangible assets, including intangibles with indefinite lives, from acquisitions are evaluated annually to determine whether any portion of the remaining balance of such indefinite lived intangibles may not be recoverable. If it is determined in the future that a portion of any intangibles recorded as a result of the transaction are impaired, we will be required to write off that portion which would decrease our net income (or alternatively increase our net loss) in the future, and this could have a material adverse effect on the market value of our common stock.

Future sales of substantial amounts of our common stock or shares exchangeable into common stock and the dilution associated with our acquisition of Global could affect the market price of our common stock.

Future sales of substantial amounts of our common stock or shares exchangeable into common stock into the public market, including shares of our common stock issued upon exercise of options and warrants, or perceptions that those sales could occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital in the future.

In connection with our acquisition of Global, we:

  issued an aggregate of approximately 8.2 million shares of our common stock and exchangeable shares to the former holders of Global common shares, which shares are freely tradable unless they are held by affiliates of Global or FuelCell;

  assumed all outstanding options to purchase Global common shares; and

  assumed the obligation to issue our shares upon the conversion of the outstanding Global Series 2 Preferred Shares.

The issuance of FuelCell common shares upon the exercise of the above-described options or the conversion of the above described Global Series 2 Preferred Shares may have a dilutive effect and hence decrease the market price of the shares of our common stock.

In addition, as of October 31, 2003, 7.5 million shares of our common stock were reserved for issuance under our stock option and other benefit plans and 2.9 million shares of our common stock were reserved for issuance pursuant to outstanding warrants. As of October 31, 2003, options to purchase 5.3 million shares of our common stock were issued under our stock option plans at a weighted average exercise price of $9.94  per share, of which options to purchase 3.3 million shares had vested. The outstanding warrants to purchase shares of our common stock have not yet vested.

The rights of the Global Series 2 Preferred Shares could negatively impact the combined company.

Following our acquisition of Global, Global's Series 2 Preferred Shares remained outstanding in Global, as a subsidiary of FuelCell. The terms of the Global Series 2 Preferred Shares provide rights to the holder, Enbridge Inc., including dividend and conversion rights among others, that could negatively impact us. For example, the terms of the Global Series 2 Preferred Shares provide that the holders are entitled to receive cumulative dividends for each calendar quarter for so long as such shares are outstanding. Assuming the exchange rate for Canadian dollars is Cdn.$1.3104 to U.S.$1.00 at the time of the applicable dividend payment date, we could be required to pay a preferred dividend of approximately $238,477 per calendar quarter, subject to reduction in accordance with the terms of the Global Series 2 Preferred Shares. The terms of the Global Series 2 Preferred Shares also require that the holder be paid any accrued and unpaid dividends on December 31, 2010. To the extent that there is a significant amount of accrued dividends that are unpaid as of December 31, 2010 and we do not have sufficient working capital at that time to pay the accrued dividends, our financial condition could be adversely affected.

Upon the completion of the combination, we agreed to guarantee Global's dividend obligations, including paying a minimum of Cdn.$500,000 in cash annually to Enbridge for so long as Enbridge holds the Global Series 2 Preferred Shares.

As a result of the combination, we are required to issue common stock to the holder of the Global Series 2 Preferred Shares if and when the holder exercises its conversion rights. The number of shares of common stock that we may issue upon conversion could be significant and dilutive to our existing stockholders. For example, assuming the holder of the Global Series 2 Preferred Shares exercises its conversion rights after July 31, 2020, the exchange rate for Canadian dollars is Cdn.$1.3104 to U.S.$1.00 at the time of such conversion and our common stock price is $14.62 at the time of such conversion, we would be required to issue approximately 1,373,615 shares of our common stock.

Since the Global Series 2 Preferred Shares remain outstanding in Global, Global is not a wholly-owned subsidiary of FuelCell and we may not be able to take actions that would be adverse to the holder of the Global Series 2 Preferred Shares without approval of the holder thereof. In addition, to the extent that the terms of the Global Series 2 Preferred Shares restrict Global's ability to pay dividends or make other distributions to other common shareholders of Global, our ability to distribute cash from Global to FuelCell may be limited. For example, without the consent of the holder of the Global Series 2 Preferred Shares, Global is restricted from paying dividends to any other shareholders unless all required dividends have been paid, or set apart, up to the applicable dividend payment date for the Global Series 2 Preferred Shares.

Our future operating results may fluctuate, which could result in a lower price for our common stock.

The market price of our common stock may decline below currently prevailing levels. The market price of our common stock may be adversely affected by numerous factors, including:

  actual or anticipated fluctuations in our operating results;

  changes in financial estimates by securities analysts; and

  general market conditions and other factors.

FUELCELL ENERGY, INC.

            We are a leader in the development and manufacture of fuel cell power plants for clean, efficient and reliable electric power generation.  We have been developing fuel cell technology since our founding in 1969 and carbonate fuel cells since the mid-1970's.  We are currently commercializing our core carbonate fuel cell products, continuing to develop our next generation carbonate products and beginning the commercialization process of solid oxide fuel cell technology.

            Increasing demand for reliable power worldwide supplemented by air pollution concerns caused by older, combustion power generation and weak electrical grid delivery systems presents significant market opportunities for our core distributed generation products.  Our proprietary carbonate Direct FuelCell power plants electrochemically produce electricity directly from readily available hydrocarbon fuels, such as natural gas and waste water treatment gas.

            Our executive offices are located at 3 Great Pasture Road, Danbury, Connecticut 06813.  Our telephone number is (203) 825-6000.

WHERE YOU CAN FIND MORE INFORMATION

            We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document that we file at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.  Please call the SEC at 1-800-732-0330 for more information about its public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site that the SEC maintains at "http://www.sec.gov."  Our common stock is quoted on the Nasdaq National Market, and you may also inspect and copy our SEC filings at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20549.  This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933. This prospectus omits part of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC's public reference rooms or from its web site.

            The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and supersede this information.  Accordingly, we incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering:

  Our annual report on Form 10-K for the fiscal year ended October 31, 2003.

  Our Current Report on Form 8-K, dated December 16, 2003.

  The description of our common stock contained in our registration statement on Form 8-A, dated June 6, 2000, including any amendment to that form that we may file in the future for the purpose of updating the description of our common stock.

  The description of our preferred stock contained in our Current Report on Form 8-K, dated November 3, 2003.

            You may request a copy of these filings at no cost by writing or telephoning the office of Joseph G. Mahler, FuelCell Energy, Inc., 3 Great Pasture Road, Danbury, Connecticut 06813, telephone (203) 825-6000.

            You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and the registration statement. We have not authorized anyone else to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.  You should assume that the information in this prospectus and any prospectus supplement, or incorporated by reference, is accurate only as of the dates of those documents.  Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS

            This prospectus includes and incorporates by reference, and the accompanying prospectus supplement may include, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Words such as "expects," "anticipates," "approximates," "believes," "estimates," "intends," and "hopes" and variations of such words and similar expressions are intended to identify such forward-looking statements.  We intend such forward-looking statements, all of which are qualified by this statement, to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with these safe harbor provisions.  We have based these statements on our current expectations and projections about future events.  These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements.  These risks and uncertainties include those set forth under "Risk Factors."  The forward-looking statements contained or incorporated by reference in this prospectus or the accompanying prospectus supplement include, among others, statements about:

  the development and commercialization schedule for our fuel cell technology and products;

  future funding under government research and development contracts;

  the expected cost competitiveness of our fuel cell technology and products;

  our intellectual property;

  the timing and availability of our products;

  the electric power supply industry and the distributed generation market;

  our business strategy; and

  general economic conditions in the electric power supply industry and our target markets.

            Except for our ongoing obligations to disclose material information under the federal securities laws, we are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this prospectus or the accompanying prospectus supplement  might not occur.

RATIO OF EARNINGS TO FIXED CHARGES

For each of the periods indicated, our earnings were inadequate to cover fixed charges.  The ratio of our earnings to fixed charges and coverage deficiencies are set forth below for each of the periods indicated.

	Fiscal Years Ended October 31,
	2003	2002	2001	2000	1999
Ratio of earnings to fixed charges (1)	--	--	--	--	--
Coverage deficiency (in thousands) (1)	$(67,401)	$(48,820)	$(15,425)	$(4,435)	$(681)

____________________________

(1)   We did not have any preferred stock outstanding and consequently the ratio of combined fixed charges and preference dividends to earnings is identical to the ratio of earnings to fixed charges as of the date of this prospectus.

For purposes of calculating the ratios of earnings to fixed charges, (i) fixed charges consist of interest on debt, amortization of discount on debt and capitalized interest, and (ii) earnings consist of pre-tax income from operations and fixed charges (excluding capitalized interest) and include the amortization of capitalized interest.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities offered by us pursuant to this prospectus and any prospectus supplement for our general corporate purposes, which may include increased marketing and market development activities, expansion of our manufacturing facilities and other capital expenditures, product development, increased working capital and research and development of fuel cell technologies.

The prospectus supplement relating to a particular offering of securities by us will identify the use of proceeds for that offering.

DIVIDEND POLICY

            We have never paid a cash dividend on our common stock and do not anticipate paying any cash dividends in the foreseeable future.  As a result of not collecting a dividend, there is a risk that stockholders will not experience a return on their investment unless they sell their shares of common stock.

DESCRIPTION OF DEBT SECURITIES

We may from time to time offer and sell debt securities (the "Debt Securities"), consisting of debentures, notes and/or other unsecured evidences of indebtedness. The Debt Securities will be either our unsecured senior debt securities (the "Senior Debt Securities") or our unsecured subordinated debt securities (the "Subordinated Debt Securities"). The Senior Debt Securities will be issued under an Indenture (the "Senior Indenture") between us and a trustee that will be identified in a prospectus supplement (the "Senior Trustee"). The Senior Debt Securities will be our direct, unsecured obligations and will rank equally with all of our outstanding unsecured senior indebtedness. The Subordinated Debt Securities will be issued under a second indenture (the "Subordinated Indenture") between us and a trustee that will be identified in a prospectus supplement (the "Subordinated Trustee"), which may be the same as the Senior Trustee. The Subordinated Debt Securities will be our direct, unsecured obligations and, unless otherwise specified in the prospectus supplement relating to a particular series of Subordinated Debt Securities offered by such prospectus supplement, will be subject to the subordination provisions set forth under the heading "Subordination of the Subordinated Debt Securities" below. The Senior Indenture and the Subordinated Indenture are together called the "Indentures" and the Senior Trustee and the Subordinated Trustee are together called the "Trustee."

The following summary of certain provisions of the Indentures is not complete. You should refer to the form of each Indenture, copies of which will be filed as exhibits to the registration statement of which this prospectus is a part.

The following section describes certain general terms and provisions of the Debt Securities. The Debt Securities may be issued from time to time in one or more series.  The particular terms of each series of Debt Securities offered by any prospectus supplement will be described in that prospectus supplement.

General.  The Indentures do not limit the aggregate principal amount of Debt Securities that we may issue. Each Indenture provides that Debt Securities of any series may be issued under it up to the aggregate principal amount authorized from time to time by us and may be denominated in any currency or currency unit that we designate.  We will determine the terms and conditions of each series of Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture.  Unless set forth in the applicable prospectus supplement, neither the Indentures nor the Debt Securities will limit or otherwise restrict the amount of other indebtedness that we may incur or the other securities that we may issue.

The prospectus supplement relating to each series of Debt Securities being offered will specify the particular terms of those Debt Securities. The terms may include:

  the title of the Debt Securities and whether they are Senior Debt Securities or Subordinated Debt Securities;

  any limit on the aggregate principal amount of the Debt Securities;

  the priority of payment of the Debt Securities, including any subordination provisions;

  the price or prices (which may be expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued;

  the date or dates on which the principal and premium, if any, of the Debt Securities are payable;

  the interest rate or rates (which may be fixed or variable) of the Debt Securities, if any;

  the interest payment date or dates, if any, or the method or methods by which such dates may be determined, if any, the date or dates on which payment of interest, if any, will commence, the date or dates from which interest will accrue and the regular record dates for such interest payment dates;

  the extent to which any of the Debt Securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent Global Security (as defined herein) will be paid;

  each office or agency where, subject to the terms of the applicable Indenture, the Debt Securities may be presented for registration of transfer or exchange;

  the place or places where, subject to the terms of the applicable Indenture, the principal (and premium, if any) and interest, if any, on the Debt Securities will be payable;

  the terms and conditions on which we may redeem any Debt Securities, if at all;

  any obligation to redeem or purchase any Debt Securities and the terms and conditions on which we must do so;

  the denomination or denominations in which the Debt Securities will be issuable if other than $1,000 and integral multiples thereof;

  the currency, currencies or units based on or related to currencies for which the Debt Securities may be purchased and the currency, currencies or currency units in which the principal of, premium, if any, and any interest on such Debt Securities may be payable;

  whether the Debt Securities will be convertible into shares of our common stock or preferred stock, or other securities or property, and, if so, the terms of such conversion;

  any index used to determine the amount of payments of principal of, premium, if any, and interest on the Debt Securities;

  the payment of any additional amounts with respect to the Debt Securities;

  whether any of the Debt Securities will be issued as Original Issue Discount Securities (as defined below) and the terms and provisions relating to these securities;

  information with respect to book-entry procedures relating to Global Securities, if any;

  if applicable, that the Debt Securities are defeasible;

  any additional covenants or Events of Default not set forth in the applicable Indenture or changes in the covenants or Events of Default set forth in the applicable Indenture; and

  any other terms of the Debt Securities not inconsistent with the provisions of the applicable Indenture.

Debt Securities may be issued as original issue discount Debt Securities (bearing no interest or interest at a rate that at the time of issuance is below market rates) ("Original Issue Discount Securities"), to be sold at a substantial discount below their stated principal amount. There may not be any periodic payments of interest on Original Issue Discount Securities. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the holder of such Original Issue Discount Security upon such acceleration will be set forth in the prospectus supplement and determined in accordance with the terms of such security and the Indenture, but will be an amount less than the amount payable at the maturity of the principal of such Original Issue Discount Security.  The federal income tax considerations with respect to Original Issue Discount Securities will be explained in the prospectus supplement we prepare for the Original Issue Discount Securities.

            Conversion and Exchange Rights.  The prospectus supplement will describe, if applicable, the terms on which you may convert Debt Securities into or exchange them for our common stock, our preferred stock or other securities or property.  The conversion or exchange may be mandatory or may be at your option.  We will describe how the number of shares of our common stock, our preferred stock or other securities or property to be received upon conversion or exchange would be calculated.

            Form, Exchange and Transfer.  We will issue Debt Securities only in fully registered form, without coupons, and, unless otherwise specified in the prospectus supplement, only in denominations of $1,000 and integral multiples thereof.

            The holder of a Debt Security may elect, subject to the terms of the Indentures and the limitations applicable to Global Securities, to exchange them for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

            Holders of Debt Securities may present them for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed, at the office of the transfer agent we designate for the purpose.  We will not impose a service charge for any registration of transfer or exchange of Debt Securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with the transfer exchange.  We will name the transfer agent in the prospectus supplement.  We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place of payment for the Debt Securities.

            If we redeem the Debt Securities, we will not be required to issue, register the transfer of or exchange any Debt Security during a specified period prior to mailing a notice of redemption.  We are not required to register the transfer of or exchange any Debt Security selected for redemption, except the unredeemed portion of the Debt Security being redeemed.

            Payment and Paying Agents.  Unless otherwise stated in the prospectus supplement, we will pay principal and any premium or interest on a Debt Security to the person in whose name the Debt Security is registered at the close of business on the regular record date for such interest.

            Unless otherwise stated in the prospectus supplement, we will pay principal and any premium or interest on the Debt Securities at the office of our designated paying agent, except we may pay interest by check mailed to the address of the person entitled to the payment.  Unless we state otherwise in the prospectus supplement, the corporate trust office of the Trustee will be the paying agent for the Debt Securities.

            Any other paying agents we designate for the Debt Securities of a particular series will be named in the prospectus supplement.  We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the Debt Securities.

            The paying agent will return to us all money we pay to it for the payment of the principal, premium or interest on any Debt Security that remains unclaimed for a specified period.  The holder thereafter may look only to us for payment.

Global Securities.  The Debt Securities of any series may be represented by one or more global securities (each, a "Global Security" and, together, the "Global Securities") that will have an aggregate principal amount equal to that of the Debt Securities of that series.  Each Global Security will be registered in the name of a depositary identified in the prospectus supplement.  We will deposit the Global Security with the depositary or a custodian, and the Global Security will bear a legend regarding the restrictions on exchanges and registration of transfer.

No Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any person other than the depositary or any nominee of the depositary unless (1) the depositary has notified us that it is unwilling or unable to continue as depositary or (2) an event of default occurs and continues with respect to the Debt Securities.  The depositary will determine how all securities issued in exchange for a Global Security will be registered.

As long as the depositary or its nominee is the registered holder of a Global Security, the depositary or the nominee will be considered the sole owner and holder of the Global Security and the underlying Debt Securities.  Except as stated above, owners of beneficial interests in a Global Security will not be entitled to have the Global Security or any Debt Security registered in their names, will not receive physical delivery of certificated Debt Securities and will not be considered to be the owners or holders of the Global Security or underlying Debt Securities.  We will make all payments of principal, premium and interest on a Global Security to the depositary or its nominee.  The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form.  These laws may prevent you from transferring your beneficial interests in a Global Security.

Only institutions that have accounts with the depositary or its nominee and persons that hold beneficial interests through the depositary or its nominee may own beneficial interests in a Global Security.  The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants.  Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant.

            The policies and procedures of the depositary may govern payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security.  We and the Trustee assume no responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Security.

The specific terms of the depositary arrangement with respect to any series of Debt Securities will be described in the applicable prospectus supplement.

Consolidation, Merger and Sale of Assets.  Each Indenture provides that we may, without the consent of the holders of any of the Debt Securities outstanding under the applicable Indenture, consolidate with, merge into or transfer our assets substantially as an entirety to any person, provided that:

  any successor assumes our obligations on the applicable Debt Securities and under the applicable Indenture;

  after giving effect to the transaction, there is no Default or Event of Default that is continuing; and

  certain other conditions under the applicable Indenture are met.

Accordingly, such consolidation, merger or transfer of assets substantially as an entirety, which meets the conditions described above, would not create any Event of Default which would entitle holders of the Debt Securities, or the Trustee on their behalf, to take any of the actions described below under "Events of Default."

Leveraged and Other Transactions.  Unless otherwise specified in the applicable prospectus supplement, the Indentures and the Debt Securities will not contain, among other things, provisions that would protect holders of the Debt Securities in the event of a highly leveraged or other transaction involving us that could adversely affect the holders of Debt Securities.

Modification of the Indentures; Waiver.  Each Indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of each affected series, modifications and alterations of such Indenture may be made that affect the rights of the holders of such Debt Securities. However, no such modification or alteration may be made without the consent of the holder of each Debt Security so affected which would, among other things:

  change the maturity of the principal of, or of any installment of interest (or premium, if any) on, any Debt Security issued pursuant to such Indenture;

  change the principal amount thereof, premium thereon, if any, or interest thereon;

  change the method of calculation of interest or the currency of payment of principal or interest (or premium, if any) thereon;

  reduce the minimum rate of interest thereon;

  impair the right to bring suit for the enforcement of any such payment on or with respect to any such Debt Security;

  reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof;

  reduce the above-stated percentage in principal amount of outstanding Debt Securities of any series required to modify or alter such Indenture;

  in the case of Subordinated Debt Securities, modify the subordination provisions in a manner materially adverse to their holders;

  in the case of Debt Securities that are convertible or exchangeable into our other securities, adversely affect the right of holders to convert or exchange any of the Debt Securities;

  reduce the percentage in principal amount of outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults;

  modify provisions with respect to modification and waiver; or

  change our obligation to maintain an office or agency as required by the applicable Indenture.

            The holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive, on behalf of the holders of all Debt Securities of that series, our compliance with certain restrictive provisions of the Indentures.  Prior to the acceleration of the maturity of the Debt Securities of any series outstanding under the Indentures, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive any past default under the Indenture with respect to Debt Securities of that series, except a default (1) in the payment of principal, premium or interest on any Debt Security of that series or (2) in respect of a covenant or provision of the Indenture that cannot be amended without each holder's consent.

            Except in certain limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Indentures.  In certain limited circumstances, the Trustee may set a record date for action by holders.  To be effective, the action must be taken by holders of the requisite principal amount of such Debt Securities within a specified period following the record date.

Events of Default.  An Event of Default with respect to the Debt Securities of any series is defined in the applicable Indenture as:

  default in the payment of principal of or premium, if any, on any Debt Security of that series when due, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the Subordinated Indenture;

  default in the payment of interest on any Debt Security of that series when due, which continues for 30 days, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the Subordinated Indenture;

  failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

  default in the performance by us of any of our other covenants in the applicable Indenture with respect to the Debt Securities of such series, which continues for 90 days after written notice by the Trustee or the holders of at least 25% in aggregate principal amount of the Debt Securities of that series;

  certain events of bankruptcy, insolvency or reorganization affecting us; and

  any other event that may be specified in a prospectus supplement with respect to any series of Debt Securities.

If an Event of Default (other than an Event of Default relating to events of bankruptcy, insolvency or reorganization) with respect to any series of Debt Securities occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Debt Securities of such series outstanding may declare the principal amount (or if such Debt Securities are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be immediately due and payable.  If an Event of Default relating to events of bankruptcy, insolvency or reorganization with respect to the Debt Securities of any series at the time outstanding shall occur, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security, such specified amount) will automatically, and without any action by the applicable Trustee or any holder, become immediately due and payable.  After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in principal amount of the outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture.  For information as to waiver of defaults, see "Modification of the Indentures; Waiver."

If an Event of Default occurs and is continuing, the Trustee may, in its discretion, and at the written request of holders of not less than a majority in aggregate principal amount of the Debt Securities of any series, and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the applicable Indenture will, proceed to protect the rights of the holders of all the Debt Securities of such series.

The Indentures provide that upon the occurrence of an Event of Default relating to payments of principal of, premium, if any, or interest on any Debt Security, we will, upon demand of the Trustee, pay to it, for the benefit of the holder of any such Debt Security, the whole amount then due and payable on such Debt Securities for principal, premium, if any, and interest. The Indentures further provide that that if we fail to pay such amount upon such demand, the Trustee may, among other things, institute a judicial proceeding for the collection of the amount due.

No holder of a Debt Security of any series may institute any proceeding with respect to the Indentures, or for the appointment of a receiver or a trustee, or for other remedy, unless (1) the holder has previously given the Trustee written notice of a continuing event of default, (2) the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series have made a written request, and the holders have offered reasonable indemnity to the Trustee to institute the proceeding, and (3) the Trustee has failed to institute the proceeding, and has not received a direction inconsistent with the request within 60 days of such notice.  The Indentures also provide that, notwithstanding any other provision of the applicable Indenture, the holder of any Debt Security of any series will have the right to institute suit for the enforcement of any payment of principal of, premium, if any, and interest on such Debt Securities when due and that such right will not be impaired without the consent of such holder.

We are required to file annually with the applicable Trustee a written statement as to the existence or non-existence of defaults under the Indentures or the Debt Securities.

Subordination of the Subordinated Debt Securities. The Subordinated Debt Securities will be our direct, unsecured obligations and, unless otherwise specified in the prospectus supplement relating to a particular series of Subordinated Debt Securities offered by such prospectus supplement, will be subject to the subordination provisions described in this section. Upon any distribution of our assets due to any dissolution, winding up, liquidation or reorganization, the payment of the principal of, premium, if any, and interest on the Subordinated Debt Securities is to be subordinated in right of payment to all Senior Indebtedness. In certain events of bankruptcy or insolvency, the payment of the principal of and interest on the Subordinated Debt Securities will, to the extent provided in the Subordinated Indenture, also be effectively subordinated in right of payment to all General Obligations (as defined below).

Upon any distribution of our assets due to any dissolution, winding up, liquidation or reorganization, the holders of Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due before the holders of the Subordinated Debt Securities will be entitled to receive any payment in respect of the Subordinated Debt Securities. If upon any such payment or distribution of assets, after giving effect to such subordination provisions in favor of the holders of Senior Indebtedness, (i) there remain any amounts of cash, property or securities available for payment or distribution in respect of the Subordinated Debt Securities ("Excess Proceeds") and (ii) if, at such time, any creditors in respect of General Obligations have not received payment in full of all amounts due or to become due on or in respect of such General Obligations, then such Excess Proceeds will first be applied to pay or provide for the payment in full of such General Obligations before any payment or distribution may be made in respect of the Subordinated Debt Securities.

In addition, no payment may be made on the Subordinated Debt Securities, or in respect of any redemption, retirement, purchase or other acquisition of any of the Subordinated Debt Securities, at any time in the event:

  there is a default in the payment of the principal of, premium, if any, interest on or otherwise in respect of any Senior Indebtedness; or

  any event of default with respect to any Senior Indebtedness has occurred and is continuing or would occur as a result of such payment on the Subordinated Debt Securities or any redemption, retirement, purchase or other acquisition of any of the Subordinated Debt Securities, permitting the holders of such Senior Indebtedness to accelerate the maturity thereof.

Except as described above, our obligation to make payments of the principal of, premium, if any, or interest on the Subordinated Debt Securities will not be affected.

By reason of the subordination in favor of the holders of Senior Indebtedness, in the event of a distribution of assets upon any dissolution, winding up, liquidation or reorganization, our creditors who are not holders of Senior Indebtedness or the Subordinated Debt Securities may recover less, proportionately, than holders of Senior Indebtedness and may recover more, proportionately, than holders of the Subordinated Debt Securities.

Subject to payment in full of all Senior Indebtedness, the holders of Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or our securities applicable to Senior Indebtedness. Subject to payment in full of all General Obligations, the holders of the Subordinated Debt Securities will be subrogated to the rights of the creditors in respect of General Obligations to receive payments or distributions of cash, property or our securities applicable to such creditors in respect of General Obligations.

"Senior Indebtedness" for purposes of the Subordinated Indenture is the principal of, premium, if any, and interest on:

  all of our indebtedness for money borrowed (other than (i) the  Subordinated Debt Securities and (ii) the Junior Subordinated  Indebtedness (as defined below)) whether outstanding on the date of  execution of the Subordinated Indenture or created, assumed or incurred  after that date, except such indebtedness as is by its terms expressly  stated to be not superior in right of payment to the Subordinated Debt  Securities or to rank equally with the Subordinated Debt Securities; and

  any deferrals, renewals or extensions of any such Senior Indebtedness.

            The term "indebtedness for money borrowed" as used in this prospectus includes, without limitation, any obligation of, or any obligation guaranteed by us for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets. The Subordinated Indenture does not limit our issuance of additional Senior Indebtedness.

            The Subordinated Debt Securities will rank senior in right of payment to our Junior Subordinated Indebtedness upon any distribution of our assets due to any dissolution, winding up, liquidation or reorganization, to the extent provided in the instruments creating our Junior Subordinated Indebtedness. "Junior Subordinated Indebtedness" is the principal of, premium, if any, and interest on:

  all of our indebtedness for money borrowed whether outstanding on the date of the execution of the Subordinated Indenture or created, assumed or incurred after that date that is by its terms subordinated to the Subordinated Debt Securities; and

  any deferrals, renewals or extensions of any of such Junior Subordinated Indebtedness.

            Unless otherwise specified in the prospectus supplement relating to a particular series of Subordinated Debt Securities offered thereby, the term "General Obligations" means all obligations to make payment on account of claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements, other than:

  obligations on account of Senior Indebtedness;

  obligations on account of indebtedness for money borrowed ranking equal with or subordinate to the Subordinated Debt Securities; and

  obligations which by their terms are expressly stated not to be senior in right of payment to the Subordinated Debt Securities or to rank equally with the Subordinated Debt Securities.

            Unless otherwise specified in the prospectus supplement relating to any series of Subordinated Debt Securities, payment of principal of the Subordinated Debt Securities may be accelerated only in case of the bankruptcy, insolvency or reorganization of our company.

            Defeasance and Covenant Defeasance.  To the extent stated in the prospectus supplement, we may elect to apply the provisions relating to defeasance and discharge of indebtedness, or to defeasance of certain restrictive covenants in the Indentures, to the Debt Securities of any series.

DESCRIPTION OF PREFERRED STOCK

            This section describes the general terms of our preferred stock, $0.01 par value, to which any prospectus supplement may relate. Certain terms of any series of our preferred stock offered by any prospectus supplement will be described in such prospectus supplement. If so indicated in the prospectus supplement, the terms of that series may differ from the terms described below. The provisions of our preferred stock described below are not complete. You should refer to our certificate of incorporation and any certificate of amendment to our certificate of incorporation or certificate of designations filed with the SEC in connection with the offering of our preferred stock.

            General.  We currently have one share of preferred stock outstanding.  That share, the FCE Special Voting Share, was issued in connection with our acquisition of Global Thermoelectric Inc.  The FCE Special Voting Share votes together with our common stock as a single class and has a number of votes equal to the number of exchangeable shares issued by FCE Canada Inc., our indirect wholly-owned subsidiary, other than those held by us or our majority-owned subsidiaries.  Under our certificate of incorporation, our board of directors has the authority, without further stockholder action, to issue from time to time preferred stock in one or more series and for such consideration as may be fixed from time to time by our board of directors. Our board also has the authority to fix and determine, in the manner provided by law, the relative rights and preferences of the shares of any series so established, such as dividend and voting rights. Our certificate of incorporation authorizes 250,000 shares of undesignated preferred stock. Prior to the issuance of each series of preferred stock, our board of directors will adopt resolutions creating and designating the series as a series of preferred stock.

            Our preferred stock will have the dividend, liquidation, redemption, voting and conversion rights set forth below unless otherwise specified in the applicable prospectus supplement. You should read the prospectus supplement relating to the particular series of preferred stock offered thereby for specific terms, including:

  the designation, stated value and liquidation preference of such preferred stock and the number of shares offered;

  the initial public offering price at which the preferred stock will be issued;

  the dividend rate or rates (or method of calculation), the dividend periods, the date on which dividends will be payable and whether such dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to cumulate;

  any redemption or sinking fund provisions;

  any conversion provisions; and

  any additional rights, preferences, privileges, qualifications, limitations and restrictions of the preferred stock.

            Our preferred stock will, when issued, be fully paid and nonassessable and have no preemptive rights. Unless otherwise specified in the applicable prospectus supplement, the shares of each series of preferred stock will upon issuance rank equally in all respects with each other then outstanding series of preferred stock.

            Preferred stock could be issued quickly with terms that could delay or prevent a change of control or make the removal of management more difficult.  Additionally, the issuance of preferred stock may decrease the market price of our common stock and may adversely affect the voting and other rights of the holders of our common stock.

            Rank. Any series of our preferred stock will, with respect to dividend rights and rights on liquidation, winding up or dissolution, rank:

  senior to all classes of our common stock and to all equity securities issued by us, the terms of which specifically provide that the equity securities will rank junior to that preferred stock;

  equally with all equity securities issued by us, the terms of which specifically provide that the equity securities will rank equally with that preferred stock; and

  junior to all equity securities issued by us, the terms of which specifically provide that the equity securities will rank senior to that preferred stock.

            Dividends. The holders of our preferred stock will be entitled to receive, when, as and if declared by our board of directors, dividends at such rates and on such dates as will be specified in the applicable prospectus supplement. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be specified in the applicable prospectus supplement. Dividends will be payable to the holders of record as they appear on our stock books on such record dates as will be fixed by our board. Dividends may be paid in the form of cash, preferred stock (of the same or a different series) or our common stock, in each case as specified in the applicable prospectus supplement.

            Dividends on any series of our preferred stock may be cumulative or noncumulative, as specified in the applicable prospectus supplement. If the dividends on a series of our preferred stock are noncumulative ("Noncumulative Preferred Stock"), and our board of directors fails to declare a dividend payable on a dividend payment date, then the holders of such preferred stock will have no right to receive a dividend in respect to the dividend period relating to such dividend payment date, and we will not be obligated to pay the dividend accrued for such period, whether or not dividends on such preferred stock are declared or paid on any future dividend payment dates.

We will not declare or pay or set apart for payment any dividends on any series of our preferred stock that rank, as to dividends, on a parity with or junior to the outstanding preferred stock of any series unless (i) if such outstanding preferred stock has a cumulative dividend ("Cumulative Preferred Stock"), full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on such preferred stock for all dividend periods terminating on or prior to the date of payment of any such dividends on such other series of the preferred stock or (ii) if such outstanding preferred stock is Noncumulative Preferred Stock, full dividends for the then-current dividend period on such preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment.

            Until full dividends are paid (or declared and payment is set aside) on our preferred stock ranking equal as to dividends, then:

  we will declare any dividends pro rata among the preferred stock of each  series and any preferred stock ranking equal to such preferred stock as  to dividends (i.e., the dividends we declare per share on each series of such preferred stock will bear the same relationship to each other that  the full accrued dividends per share on each such series of the preferred stock (which will not, if such preferred stock is Noncumulative Preferred Stock, include any accumulation in respect to unpaid dividends for prior  dividend periods) bear to each other);

  other than such pro rata dividends, we will not declare or pay any dividends or declare or make any distributions upon any security ranking junior to or equal with the preferred stock as to dividends or upon liquidation (except dividends on common stock payable in common stock, dividends or distributions paid for with securities ranking junior to the preferred stock as to dividends and upon liquidation and cash in lieu of fractional shares in connection with such dividends); and

  we will not redeem, purchase or otherwise acquire (or set aside money for  a sinking fund for) our common stock or any other securities ranking junior to or equal with the preferred stock as to dividends or upon liquidation  (except by conversion into or exchange for stock junior to the preferred stock as to dividends and upon liquidation).

            We will not owe any interest, or any money in lieu of interest, on any dividend payment on any series of the preferred stock that may be past due.

            Redemption. A series of our preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices specified in the applicable prospectus supplement. Redeemed shares of our preferred stock will become authorized but unissued shares of preferred stock that we may issue in the future.

            The prospectus supplement relating to a series of our preferred stock that is subject to mandatory redemption will specify the number of shares of such preferred stock that we will redeem each year and the redemption price per share. If shares of our preferred stock are redeemed, we will pay all accrued and unpaid dividends thereon (which will not, if such preferred stock is Noncumulative Preferred Stock, include any accumulation in respect of unpaid dividends for prior dividend periods) up to but excluding the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for our preferred stock of any series is payable only from the net proceeds of the issuance of our capital stock, the terms of such preferred stock may provide that, if no such capital stock will have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred stock will automatically and mandatorily be converted into shares of our applicable capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

            If fewer than all the outstanding shares of our preferred stock of any series are to be redeemed, our board will determine the number of shares to be redeemed. We will redeem the shares pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot or by any other method as may be determined by our board.

            Even though the terms of a series of the Cumulative Preferred Stock may permit redemption of such preferred stock in whole or in part, if any dividends, including accumulated dividends, on that series are past due:

  we will not redeem any preferred stock of that series unless we simultaneously redeem all outstanding preferred stock of that series; and

  we will not purchase or otherwise acquire any preferred stock of that series.

            The prohibition discussed in the preceding sentence will not prohibit us from purchasing or acquiring preferred stock of that series pursuant to a purchase or exchange offer if we make the offer on the same terms to all holders of that series.

            Conversion Rights. The prospectus supplement relating to a series of convertible preferred stock will describe the terms on which shares of such series are convertible into our common stock.

            Rights Upon Liquidation. Unless the applicable prospectus supplement states otherwise, if we voluntarily or involuntarily liquidate, dissolve or wind up our business, the holders of our preferred stock will be entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of our common stock or any other class or series of shares ranking junior to such preferred stock upon liquidation, liquidating distributions in the amount of the liquidation preference of such preferred stock plus accrued and unpaid dividends (which will not, if such preferred stock is Noncumulative Preferred Stock, include any accumulation in respect of unpaid dividends for prior dividend periods). If we voluntarily or involuntarily liquidate, dissolve or wind up our business and the amounts payable with respect to our preferred stock of any series and any of our other securities ranking equal as to any such distribution are not paid in full, the holders of such preferred stock and of such other shares will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of our preferred stock of any series will not be entitled to any further participation in any distribution of our assets.

            Voting Rights. Except as described in this section or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of our preferred stock will not be entitled to vote. If the holders of a series of our preferred stock are entitled to vote and the applicable prospectus supplement does not state otherwise, each such share will be entitled to one vote on matters on which holders of such series of preferred stock are entitled to vote. For any series of our preferred stock having one vote per share, the voting power of such series, on matters on which holders of such series and holders of other series of our preferred stock are entitled to vote as a single class, will depend on the number of shares in such series, not the aggregate stated value, liquidation preference or initial offering price of the shares of such series of preferred stock.

            Unless we receive the consent of the holders of an outstanding series of preferred stock and the outstanding shares of all other series of preferred stock which (i) rank equal with such series either as to dividends or the distribution of assets upon liquidation, dissolution or winding up of our business and (ii) have voting rights that are exercisable and that are similar to those of such series, we will not:

  authorize, create or issue, or increase the authorized or issued amount  of, any class or series of stock ranking prior to such outstanding preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our business; or

  amend, alter or repeal, whether by merger, consolidation or otherwise,  the provisions of our certificate or of the resolutions contained in any certificate of designations creating such series of preferred stock so as to materially and adversely affect any right, preference privilege or  voting power of such outstanding preferred stock.

This consent must be given by the holders of a majority of all such outstanding preferred stock described in the preceding sentence, voting together as a single class. We will not be required to obtain this consent with respect to the actions listed in the second bullet point above, however, if we only (i) increase the amount of the authorized preferred stock, (ii) create and issue another series of preferred stock, or (iii) increase the amount of authorized shares of any series of preferred stock, if such preferred stock in each case ranks equal with or junior to the preferred stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of our business.

DESCRIPTION OF COMMON STOCK

            This section describes the general terms and provisions of the shares of our common stock, par value $0.0001 per share.  The summary is not complete and is qualified in its entirety by reference to the description of our common stock incorporated by reference in this prospectus.  We have also filed our certificate of incorporation and our bylaws as exhibits to the registration statement, of which this prospectus is a part. You should read our certificate of incorporation and our bylaws for additional information before you buy any of our common stock. See "Where You Can Find More Information."

            General.  As of January 31, 2004, our authorized common stock was 150,000,000 shares, of which _________ shares were issued and outstanding.

            Voting Rights.  The holders of our common stock have one vote per share.  Holders of our common stock are not entitled to vote cumulatively for the election of directors.  Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes entitled to be cast at a meeting at which a quorum is present by all shares of common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock.

            Dividends.  Holders of common stock will share ratably in any dividends declared by the board of directors, subject to the preferential rights of any preferred stock then outstanding.  Dividends consisting of shares of common stock may be paid to holders of shares of common stock.

            Other Rights.  In the event of liquidation, dissolution or winding up, after payment of liabilities and liquidation preferences on any shares of preferred stock then outstanding, the holders of common stock are entitled to share ratably in all assets available for distribution.  Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities.  There are no redemption or sinking fund provisions applicable to the common stock.

Anti-Takeover Provisions

            Certain Provisions of our Certificate of Incorporation and By-Laws may have Anti-Takeover Effects.  A number of provisions of our certificate of incorporation and by-laws concern matters of corporate governance and the rights of stockholders.  Some of these provisions, including, but not limited to, the inability of stockholders to take action by unanimous written consent, supermajority voting provisions with respect to any amendment of voting rights provisions, the filling of vacancies on the board of directors by the affirmative vote of a majority of the remaining directors, and the ability of the board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, without further stockholder action, may be deemed to have anti-takeover effect and may discourage takeover attempts not first approved by the board of directors, including takeovers which stockholders may deem to be in their best interests.  If takeover attempts are discouraged, temporary fluctuations in the market price of our common stock, which may result from actual or rumored takeover attempts, may be inhibited.  These provisions, together with the ability of the board of directors to issue preferred stock without further stockholder action, could also delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if the removal or assumption would be beneficial to our stockholders.  These provisions could also discourage or inhibit a merger, tender offer or proxy contest, even if favorable to the interests of stockholders, and could depress the market price of our common stock.  The board of directors believes these provisions are appropriate to protect our interests and the interests of our stockholders.  The board of directors has no present plans to adopt any further measures or devices which may be deemed to have an "anti-takeover effect."

            Delaware Anti-Takeover Provisions.  We are subject to Section 203 of the Delaware General Corporation Law, which prohibit a publicly-held Delaware corporation from engaging in a "business combination," except under certain circumstances, with an "interested stockholder" for a period of three years following the date such person became an "interested stockholder" unless:

  before such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder;

  upon the consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who are also officers of the corporation and shares held by employee stock plans; or

  at or following the time such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66-2/3% of the outstanding vote stock of the corporation which is not owned by the interested stockholder.

            The term "interested stockholder" generally is defined as a person who, together with affiliates and associates, owns, or, within the three years prior to the determination of interested stockholder status, owned, 15% or more of a corporation's outstanding voting stock.  The term "business combination" includes mergers, asset or stock sales and other similar transactions resulting in a financial benefit to an interested stockholder.  Section 203 makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period.  The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.  A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or any amendment thereto.  Our certificate of incorporation does not contain any such exclusion.

            Connecticut Anti-Takeover Provisions.  The laws of the State of Connecticut, where our principal executive offices are located, impose restrictions on certain transactions between certain foreign corporations and significant stockholders.  Section 33-840 of the Connecticut Business Corporation Act prohibits certain publicly-held foreign corporations that are based in Connecticut from engaging in a "business combination" (including the issuance of equity securities which have an aggregate market value of 5% or more of the total market value of the outstanding shares of the company) with an "interested stockholder" as defined in the Connecticut Business Corporation Act for a period of five years from the date of the stockholder's purchase of stock, unless approved in a prescribed manner.  The application of this statute could prevent a change of control.  Generally, approval is required by the board of directors, by a majority of our non-employee directors by 80% of the outstanding voting shares and two-thirds of the voting power of the outstanding shares of the voting stock other than shares held by the interested stockholder.  We can give no assurance that these provisions would not prevent us from entering into a business combination that otherwise would be beneficial to us or to our stockholders.

Transfer Agent and Registrar.  The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, New York, New York.

PLAN OF DISTRIBUTION

            General.  We may sell the securities offered by this prospectus in any of three ways:

  through underwriters;
  through agents; or
  directly to a limited number of institutional purchases or to a single purchaser.

            The prospectus supplement for the securities we sell will describe that offering, including:

  the name or names of any underwriters;
  the purchase price and the proceeds to us from that sale;
  any underwriting discounts and other items constituting underwriters' compensation; and
  any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters.  If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the securities that we will offer.  Unless otherwise provided in the applicable prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions.  The underwriters will be obligated to purchase all of these securities if any are purchased.

            The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent.  Underwriters may sell these securities to or through dealers.  These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.  Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

            We also may sell the securities in connection with a remarketing upon their purchase, in connection with a redemption or repayment, by a remarketing firm acting as principal for its own account or as our agent.  Remarketing firms may be deemed to be underwriters in connection with the securities that they remarket.

            We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting or terms agreement from us at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future.  If we sell securities under these delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

            During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market.  These transactions may include overallotment and stabilizing transactions and purchases to convey syndicate short positions created in connection with the offering.  The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions.  These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market.  If commenced, the underwriters may discontinue these activities at any time.

Agents.  We may also sell any of the securities through agents designated by us from time to time.  We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents in the prospectus supplement.  These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the applicable prospectus supplement.

Direct Sales.  We may sell any of the securities directly to purchasers.  In this case, we will not engage underwriters or agents in the offer and sale of these securities.

Indemnification.  We may indemnify underwriters, dealers or agents who participate in the distribution of the securities against certain liabilities, including liabilities under the Securities Act of 1933, and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

Listing.  Except as indicated in the applicable prospectus supplement, the securities are not expected to be listed on any securities exchange, except for our common stock, which is quoted on the Nasdaq National Market, and any underwriters or dealers will not be obligated to make a market in these securities. We cannot predict the activity or liquidity of any trading in these securities.

LEGAL MATTERS

            Our counsel, Robinson & Cole LLP, Stamford, Connecticut, has issued an opinion on the validity of the offered securities.

EXPERTS

The financial statements of FuelCell Energy, Inc. as of October 31, 2003 and 2002 and for each of the years in the three-year period ended October 31, 2003 have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent public accountants, incorporated by reference and upon the authority of that firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

            The following table sets forth all expenses payable by the registrant, other than underwriting discounts, in connection with the offering of the securities being registered.

SEC Registration Fee.................................................................................		$12,670
Nasdaq National Market Listing Fee*....................................................	$	_______
Blue Sky Fees and Expenses*.................................................................	$	_______
Printing Fees*............................................................................................		$125,000
Accounting Fees and Expenses*............................................................		$70,000
Legal Fees and Expenses*.......................................................................		$150,000
Miscellaneous Expenses*........................................................................	$	_______
--------
Total*..........................................................................................................	$	_______

* Estimated.

Item 15.  Indemnification of Directors and Officers

            Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person, including an officer and director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such cooperation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful.  A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation.  Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter herein, the corporation must indemnify such person against the expenses (including attorneys' fees) which such officer or director actually and reasonably incurred in connection therewith.

            The registrant's certificate of incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended.

            Pursuant to Section 102(b) (7) of the Delaware General Corporation Law, the registrant's certificate of incorporation eliminates the liability of our directors to us or our stockholders, except for liabilities related to breach of duty of loyalty, actions not in good faith and certain other liabilities.

            The registrant maintains directors' and officers' liability insurance policies.  The registrant's by-laws provide for indemnification of the registrant's officers and directors to the fullest extent permitted by applicable law.

Item 16.  Exhibits

EXHIBIT		PAGE
NUMBER	DESCRIPTION OF EXHIBITS	NUMBER

1.1	Form of Underwriting Agreement*...............................................................................
4.1	Certificate of Incorporation of the registrant, as amended (incorporated by reference to Exhibit 3.1 to the registrant's Current Report on Form 8-K dated September 21, 1999)
4.2	Amendment to the Certificate of Incorporation of the registrant (incorporated by reference to the registrant's Proxy Statement dated October 6, 2000)
4.3	Restated Bylaws of the registrant, as amended (incorporated by reference to Exhibit 3.2 to the registrant's Current Report on Form 8-K dated September 21, 1999)
4.4	Specimen of Common Stock Certificate (incorporated by reference to Exhibit 4 contained in the registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1999)
4.5	Form of Senior Indenture*...........................................................................................
4.6	Form of Subordinated Indenture*..............................................................................
4.7	Form of Senior Debt Security*....................................................................................
4.8	Form of Subordinated Debt Security*.......................................................................
5.1	Opinion of Robinson & Cole LLP..............................................................................	46
12.1	Statement regarding computation of ratio of earnings to fixed charges...............	45
23.1	Consent of KPMG LLP............................................................................................	49
23.2	Consent of Robinson & Cole LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page of this Registration Statement)
25.1	Statement of Eligibility and Qualification on Form T-1 of Trustee*.......................

..........

___________________________

*To be filed by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934.

Item 17.  Undertakings

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

            The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a  post-effective amendment to this Registration Statement: (i) to include  any prospectus required by Section 10(a)(3) of the Securities Act of  1933; (ii) to reflect in the prospectus any facts or events arising  after the effective date of the Registration Statement (or the most  recent post-effective amendment thereof) which, individually or in the  aggregate, represent a fundamental change in the information set forth  in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material  information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such  information in the Registration Statement; provided, however, that  provisions (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those provisions is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by  reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities  Act of 1933, each such post-effective amendment shall be deemed to be a  new Registration Statement relating to the securities offered therein,  and the offering of such securities at that time shall be deemed to be  the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)    That, for purposes of determining any liability under the Securities  Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934  (and, where applicable, each filing of an employee benefit plan's  annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating  to the securities offered therein, and the offering of such securities  at that time shall be deemed to be the initial bona fide offering  thereof.

(5)    To file an application for the purpose of determining the eligibility  of the trustee to act under subsection (a) of Section 310 of the Trust  Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danbury, State of Connecticut, on February 13, 2004.

FUELCELL ENERGY, INC.

By: /s/ Jerry D. Leitman
Jerry D. Leitman President and Chief Executive Officer

            Such person whose signature appears below hereby appoints Jerry D. Leitman and Joseph G. Mahler, and each of them, each of whom may act without joinder of the other, as his or her true and lawful attorney-in-fact and agent, with full power and substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement, and any registration statement relating to any offering made in connection with the offering covered by this Registration Statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as full and for all intents and purposes and he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Jerry D. Leitman	President, Chief	February 13, 2004
Jerry D. Leitman	Executive Officer and Director
(Principal Executive Officer)

/s/ Joseph G. Mahler	Chief Financial Officer, Vice	February 13, 2004
Joseph G. Mahler	President, Corporate Secretary and
Treasurer (Principal Accounting
and Financial Officer)

/s/ Warren D. Bagatelle	Director	February 13, 2004
Warren D. Bagatelle

/s/ Christopher R. Bentley	Director	February 13, 2004
Christopher R. Bentley

/s/ Michael Bode	Director	February 13, 2004
Michael Bode

/s/ James D. Gerson	Director	February 13, 2004
James D. Gerson

/s/ Thomas L. Kempner	Director	February 13, 2004
Thomas L. Kempner

/s/ William A. Lawson	Director	February 13, 2004
William A. Lawson

/s/ Hansraj C. Maru	Director	February 13, 2004
Hansraj C. Maru

/s/ Charles J. Murphy	Director	February 17, 2004
Charles J. Murphy

/s/ John A. Rolls	Director	February 13, 2004
John A. Rolls

/s/ Thomas R. Casten	Director	February 13, 2004
Thomas R. Casten

/s/ George K. Petty	Director	February 13, 2004
George K. Petty

EXHIBIT		PAGE
NUMBER	DESCRIPTION OF EXHIBITS	NUMBER

1.1	Form of Underwriting Agreement*...............................................................................
4.1	Certificate of Incorporation of the registrant, as amended (incorporated by reference to Exhibit 3.1 to the registrant's Current Report on Form 8-K dated September 21, 1999)
4.2	Amendment to the Certificate of Incorporation of the registrant (incorporated by reference to the registrant's Proxy Statement dated October 6, 2000)
4.3	Restated Bylaws of the registrant, as amended (incorporated by reference to Exhibit 3.2 to the registrant's Current Report on Form 8-K dated September 21, 1999)
4.4	Specimen of Common Stock Certificate (incorporated by reference to Exhibit 4 contained in the registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1999)
4.5	Form of Senior Indenture*...........................................................................................
4.6	Form of Subordinated Indenture*..............................................................................
4.7	Form of Senior Debt Security*....................................................................................
4.8	Form of Subordinated Debt Security*.......................................................................
5.1	Opinion of Robinson & Cole LLP..............................................................................	46
12.1	Statement regarding computation of ratio of earnings to fixed charges...............	45
23.1	Consent of KPMG LLP............................................................................................	49
23.2	Consent of Robinson & Cole LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page of this Registration Statement)
25.1	Statement of Eligibility and Qualification on Form T-1 of Trustee*.......................

___________________________

*To be filed by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934.

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